Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up To 1,500,000 Shares of Common Stock
of
Pioneer Tax Advantaged Balanced Trust
at

95% of Net Asset Value Per Share

by

Bulldog Investors General Partnership

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 30, 2007, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

Bulldog Investors General Partnership (“BIGP”) is making this offer to purchase up to 1,500,000 of the outstanding shares (the “Shares”) of common stock, no par value, of Pioneer Tax Advantaged Balanced Trust (“PBF”) from each of the shareholders of PBF upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The offer is for cash at a price (the “Offer Price”) equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”).  The Shares are traded on the NYSE under the symbol “PBF.”  The NAV as of the close of the regular trading session of the NYSE on October 29, 2007 was $15.47 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XPBFX.” You may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.  Unless the context requires otherwise, all references in this document to “BIGP,” “we,” “us,” or “our” are to Bulldog Investors General Partnership.

UNLESS THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE ARE SATISFIED OR WAIVED, BIGP WILL NOT BE OBLIGATED TO PURCHASE ANY OF YOUR SHARES OF PBF.   CERTAIN IMPORTANT CONDITIONS TO OUR OFFER, AMONG OTHERS, INCLUDE:  (1) THE ABSENCE OF CERTAIN LEGAL ACTIONS AND PROCEEDINGS WHICH WOULD PROHIBIT OR ADVERSELY AFFECT CONSUMMATION OF THE OFFER, (2) THE ABSENCE OF COMPETING TENDER OFFERS, (3) THAT THERE BE NO MATERIAL CHANGE WITH RESPECT TO PBF’S OR OUR FINANCIAL CONDITION, (4) THE ABSENCE OF CERTAIN CHANGES IN THE FINANCIAL MARKETS, AND (5) THAT WE HAVE NOT AGREED WITH PBF TO TERMINATE THIS OFFER.  THIS OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS.  SEE SECTION 1 AND SECTION 14 FOR MORE INFORMATION.

THIS OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, BIGP EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, AT ANY TIME AND FROM TIME TO TIME, (1) TO EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN AND THEREBY DELAY ACCEPTANCE FOR PAYMENT OF, AND THE PAYMENT FOR, ANY SHARES, (2) UPON THE OCCURRENCE OF ANY OF THE CONDITIONS SPECIFIED IN SECTION 14 OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE, TO TERMINATE THE OFFER AND NOT ACCEPT FOR PAYMENT ANY SHARES, AND (3) TO AMEND THE OFFER IN ANY RESPECT PRIOR TO THE EXPIRATION DATE.  NOTICE OF ANY SUCH EXTENSION, TERMINATION, OR AMENDMENT WILL PROMPTLY BE DISSEMINATED TO SHAREHOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM SHAREHOLDERS OF SUCH CHANGE IN COMPLIANCE WITH RULE 14D-4(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”).  IN THE CASE OF AN EXTENSION OF THE OFFER, SUCH EXTENSION WILL BE FOLLOWED BY A PRESS RELEASE OR PUBLIC ANNOUNCEMENT WHICH WILL BE ISSUED NO LATER THAN 9:00 A.M., EASTERN TIME, ON THE NEXT BUSINESS DAY AFTER THE SCHEDULED EXPIRATION DATE, IN ACCORDANCE WITH RULE 14E-1(D) UNDER THE EXCHANGE ACT.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read all such documents carefully and in their entirety before deciding whether to tender your shares.  Although BIGP’s general partners (the “GPs”) have approved this Offer, neither BIGP or the GPs make any recommendation, nor has BIGP or the GPs authorized any person to make any recommendation, as to whether you should elect to participate or refrain from electing to participate in this Offer.  You should rely only on the information contained in this document or to which we have referred to you.  You must make your own decision whether to elect to participate in this Offer.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document.  Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender all or any of your Shares prior to the Expiration Date, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to BIGP and either deliver the certificates for such Shares to BIGP along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

A shareholder who desires to tender such shareholder’s Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Any questions and requests for assistance may be directed to BIGP at its mailing address, Email address and telephone number set forth on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from a website maintained by BIGP at www.bulldoginvestorstenderoffer.com, or by contacting BIGP.

October 30, 2007

SUMMARY TERM SHEET

Bulldog Investors General Partnership (“BIGP”) is offering to purchase up to 1,500,000 of the outstanding shares (the “Shares”) of common stock, no par value, of Pioneer Tax Advantaged Balanced Trust (“PBF”) not owned by BIGP or its affiliates, at a price per share (the “Offer Price”), net to the seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).

This summary term sheet is a brief summary of the material provisions of the Offer to Purchase and is meant to help you understand the Offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

The following are some questions that you, as a shareholder of PBF, may have and answers to those questions.  We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal before you make any decision in connection with the Offer because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

Unless the context requires otherwise, all references in this document to “BIGP,” “we,” “us,” or “our” are to Bulldog Investors General Partnership.

WHO IS OFFERING TO PURCHASE MY SHARES?

•
The offer to purchase the Shares is being made by BIGP, which is a New York general partnership formed in 2006, whose principal business is investing in publicly traded securities.  The general partners of BIGP are Opportunity Partners L.P., an Ohio limited partnership, Opportunity Income Plus Fund L.P., a Delaware limited partnership, Full Value Partners L.P., a Delaware limited partnership, Kimball & Winthrop, Inc., an Ohio corporation, Steady Gain Partners L.P., a Delaware limited partnership, Mercury Partners L.P., a California limited partnership, and Calapasas Investment Partners L.P., a California limited partnership.  Each of the foregoing general partners of BIGP is a private investment partnership except for Kimball & Winthrop, Inc., which is an investment advisory firm.  As of October 30, 2007, BIGP and its general partners have over $400 million in assets. As of October 30, 2007, BIGP, along with its affiliates, owns 2,684,068 Shares in the aggregate, which represents approximately 9.35% of the outstanding Shares of PBF.  Following consummation of the Offer, BIGP, along with its affiliates, will beneficially own up to approximately 14.58% of the outstanding Shares of PBF, assuming 1,500,000 Shares (the maximum number of Shares that BIGP is offering to purchase) have been tendered and accepted by BIGP.  BIGP is not affiliated with PBF.  See Section 9 for more information about BIGP and its affiliates.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•
Subject to certain conditions, we are offering to purchase up to 1,500,000 of the outstanding shares of common stock of PBF that we (and our affiliates) do not own, which represents approximately 5.23% of the outstanding shares of common stock of PBF.  As of May 31, 2007, according to PBF’s Form N-CSR filed on July 30, 2007, there were 28,706,981 shares of common stock of PBF outstanding.  If more than 1,500,000 Shares are validly tendered and not properly withdrawn, we will purchase 1,500,000 Shares on a pro rata basis (subject to adjustments for fractional shares).  See Section 1 for more information.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEE TO TENDER?

•
We are offering to pay a price per share (the “Offer Price”), net to you in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 95% of the NAV per Share determined as of the close of the regular trading session of the NYSE on the Pricing Date.

•
If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply.

•
As noted above, BIGP will charge a fee of $50 for the processing of each Letter of Transmittal.  You will receive the proceeds for your tendered shares net of this fee and any applicable brokerage fees and withholding taxes.

•	See the Introduction, Section 1 and Section 16 for more information.

WHAT IS THE NAV OF MY SHARES AS OF A RECENT DATE?

•
The NAV as of the close of the regular trading session of the NYSE on October 29, 2007, the last trading day before BIGP publicly disclosed its intention to make the Offer, was $15.47 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XPBFX.”  You may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.  Before you decide to tender your shares, you should obtain a current NAV quotation.  See Section 6 for more information.

WILL THE NAV BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

•
No one can accurately predict the NAV at a future date, but you should realize that NAV on the Pricing Date may be higher or lower than the net asset value on the date you tender your Shares or the Expiration Date.

WHY ARE WE MAKING THE OFFER?

•
BIGP is making this Offer because it intends to (1) gain influence over the management of PBF and (2) increase its voting power with the objective of enhancing the value of PBF’s common stock.  We believe shareholders deserve an opportunity to realize an amount approximating the NAV of their shares.  At the June 2006 Annual Meeting of Shareholders, the nominees of shareholder Western Investment were elected trustees of PBF on a platform to narrow PBF’s discount to NAV which Western Investment had called “unacceptable.”  We voted for Western Investment’s nominees and had high expectations that PBF’s discount would soon be eliminated. Despite an increase in PBF’s monthly distribution, PBF’s shares have continued to trade at an “unacceptable” discount.  As of August 16, 2007, the discount to NAV was more than 12%.  On August 17, 2007, one of BIGP’s general partners, Full Value Partners L.P., sent a shareholder proposal to PBF requesting that PBF conduct a self-tender offer for all of the outstanding shares of PBF at NAV.  If a majority of PBF’s outstanding shares were in fact tendered in such a self-tender offer, that would demonstrate that there is insufficient shareholder support for continuing PBF in its closed-end format.  In that case, we believe the self-tender offer should be cancelled and PBF should be liquidated.  To our knowledge, the Board of Trustees has taken no action to date with respect to Full Value Partners’ proposal.  We think the time is right to permanently eliminate PBF’s trading discount to NAV and that by making this Offer we will gain influence over management so as to attempt to implement this policy.

DOES BIGP HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

•
Yes.  If the total amount of Shares sought are purchased, and assuming the Offer Price will be $14.6965 per Share (based on the NAV as of the close of the regular trading session of the NYSE on October 29, 2007, the last trading day before BIGP publicly disclosed its intention to make the Offer, which was $15.47 per Share), BIGP’s capital commitment will be approximately $22,044,750.  We intend to pay the Offer Price and related expenses using our investment capital.  We currently have sufficient investment capital to fund all of our commitments under this Offer and all other tender offers we may be presently making.  See Section 12 for more information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

•
We do not believe that our financial condition is relevant to your decision whether to tender in the Offer because (1) the form of payment consists solely of cash, (2) all of our funding will come from our investment capital and (3) the Offer is only for up to 1,500,000 Shares and we currently have sufficient investment capital to fund all of our commitments under this Offer and all other tender offers we may be presently making.  Additionally, the Offer is not subject to any financing condition.  See Section 12 for more information.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

•
As with any ordinary sale of stock in the public markets, the sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.  If you sell Shares pursuant to the Offer, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the Shares sold pursuant to the Offer.  This gain or loss will be capital gain or loss, provided the Shares are held as capital assets and the capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, you held the Shares for one year or less.  You are urged to consult with your own tax advisors regarding the tax consequences of tendering your shares in the Offer.  See Section 5 for more information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•
You have until the expiration of the Offer to tender your Shares.  The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on November 30, 2007.  If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer was scheduled to expire.  We do not intend to provide for a subsequent offering period.  See Section 1 and Section 3 for more information.

WILL ALL OF THE SHARES I VALIDLY TENDER BE ACCEPTED BY BIGP?

•
We are offering to purchase up to 1,500,000 Shares.  If the number of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date, does not exceed 1,500,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the offer.  However, if more than 1,500,000 Shares are tendered and not withdrawn, we will accept for payment and pay for 1,500,000 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares, as appropriate.  See Section 1 and Section 2 for more information.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I RECEIVE PAYMENT FOR MY SHARES?

•
Provided the conditions to the Offer are satisfied and BIGP accepts your Shares for payment and consummates the Offer, you will receive payment as promptly as practicable following the expiration of the Offer.  If you tender by delivering the certificates representing your Shares, payment to you will be made by BIGP in the form of a check for an amount equal to the number of Shares you tendered (subject to any proration) multiplied by the Offer Price, less any required withholding for federal income tax and BIGP’s processing fee.  If your nominee tenders your shares to The Depository Trust Company (“DTC”), payment to you will be made by BIGP through credit to your bank or brokerage account, less applicable brokerage fees, any required withholding for federal income tax and BIGP’s processing fee.  See Section 1 and Section 2 for more information.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•
There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, we may not be obligated to purchase any Shares if certain conditions occur, such as (1) the existence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (2) the existence of a competing tender offer, (3) a material change with respect to PBF’s or our financial condition, (4) certain changes in the financial markets, and (5) our agreement with PBF to terminate this Offer.  Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in PBF or its business.  Please see the discussion in Section 14 for a description of all conditions of the Offer.  Please note that we can waive any and all of the conditions to the Offer without the consent of PBF or any of its shareholders.  In the event that BIGP waives any material condition to the Offer, the minimum period during which the Offer will remain open following such waiver will be 5 business days.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

•	We may extend the Offer from time to time in our sole discretion. See Section 1 for more information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•
If we extend the Offer, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.  See Section 1 for more information.

WHAT DOES PBF’S BOARD OF TRUSTEES THINK OF THE OFFER?

•
BIGP has not asked PBF’s board of trustees to review or approve the Offer.  Within ten (10) business days after the date of this Offer to Purchase, PBF is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement either (1) recommending acceptance or rejection of the Offer, (2) stating that it has no opinion with respect to the Offer or (3) stating that it is unable to take a position with respect to the Offer.

IF I TENDER MY SHARES, WILL I CONTINUE TO RECEIVE CASH DIVIDENDS DECLARED AND PAID BY PBF?

•
If you validly tender your Shares to us as described below, you will still retain ownership of your Shares until such time as the Offer is successfully consummated and we accept your Shares for payment.  As a result, until such time as the Offer is successfully completed, you will still be entitled to receive any cash dividends applicable to your Shares that PBF declares and pays prior to such completion.  If PBF declares or pays any cash dividend or other distribution on the Shares on or after the date of this Offer to Purchase (except for regular monthly cash dividends on the Shares not in excess of $0.112 per share having customary and usual record dates and payments) or makes certain other distributions, we may make certain adjustments to the Offer Price or take other specified actions.  See Section 13 for more information.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT ME?

•
If you decide not to tender your Shares, you will still own the same number of Shares.  BIGP’s purchase of Shares in the Offer may reduce the number of shareholders and the number of Shares held by shareholders other than BIGP which could adversely affect the liquidity of the Shares.  See Section 7 for more information.

DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

•	There are no appraisal or dissenter’s rights available in connection with the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

•
To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to BIGP, not later than the time the Offer expires.  If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), the Shares can be tendered by your nominee through DTC.  If you are unable to deliver any required document or instrument to BIGP by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by BIGP within three New York Stock Exchange trading days.  For the tender to be valid, however, BIGP must receive the missing items within that three trading-day period.  See Section 3 for more information.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

•
You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to BIGP prior to the expiration of the Offer.  Further, if we have not agreed to accept your Shares for payment after the expiration of the offer, you can withdraw them at any time until we do accept your Shares for payment.  Once Shares are accepted for payment, they cannot be withdrawn.  See Section 4 for more information.

WHAT ARE BIGP’S FUTURE PLANS FOR PBF?

•
BIGP has reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that it might consider if BIGP acquires control (either full or partial control) of PBF.  While BIGP has no definite plans if it gains control (either full or partial control) of PBF, it will consider certain measures including but not limited to conducting one or more self-tender offers, replacing the incumbent trustees, terminating the investment advisory agreement with Pioneer Investment Management, Inc., liquidating or open-ending PBF, merging PBF into an open-end fund, converting PBF to an exchange traded fund, implementing a share buyback program, issuing put warrants, reviewing PBF’s dividend and distribution policy and reviewing PBF’s investment policies and objectives.  There is no assurance BIGP will pursue any of these measures or, if it does pursue one or more of them, that BIGP will be successful in enhancing the value of PBF’s common stock.  Even if the Offer is successful, there is no assurance that BIGP will obtain control (either full or partial control) of PBF.  See Section 11 for more information.

WHO CAN I TALK TO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

•	You can contact BIGP by telephone at (201) 556-0092 or Email at info@bulldoginvestors.com with any questions you may have.

•
Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from a website maintained by BIGP at www.bulldoginvestorstenderoffer.com, or by contacting BIGP.

To All Holders of Shares of Common stock of Pioneer Tax Advantaged Balanced Trust:

INTRODUCTION

Bulldog Investors General Partnership (“BIGP”), a New York general partnership, hereby offers to purchase up to 1,500,000 of the outstanding shares (the “Shares”) of common stock, no par value, of Pioneer Tax Advantaged Balanced Trust (“PBF”) not owned by BIGP or its affiliates upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  The offer is for a price (the “Offer Price”), net to the Seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 95% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”).  The Shares are traded on the NYSE under the symbol “PBF.”  The NAV as of the close of the regular trading session of the NYSE on October 29, 2007 was $15.47 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XPBFX.” You may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.  The address of PBF’s principal executive office is 60 State Street, Boston, MA 02109 and its phone number is (617) 742-7825.

We believe shareholders deserve an opportunity to realize an amount approximating the NAV of their shares.  At the June 2006 Annual Meeting of Shareholders, the nominees proposed by Western Investment, a shareholder of PBF, were elected trustees of PBF on a platform to narrow PBF’s discount to NAV which Western Investment had called “unacceptable.”  We voted for Western Investment’s nominees and had high expectations that PBF’s discount would soon be eliminated. Despite an increase in PBF’s monthly distribution, PBF’s shares have continued to trade at an “unacceptable” discount.  As of August 16, 2007, the discount to NAV was more than 12%.  On August 17, 2007, one of BIGP’s general partners, Full Value Partners L.P., sent a shareholder proposal to PBF requesting that PBF conduct a self-tender offer for all of the outstanding shares of PBF at NAV.  If a majority of PBF’s outstanding shares were in fact tendered in such a self-tender offer, that would demonstrate that there is insufficient shareholder support for continuing PBF in its closed-end format.  In that case, we believe the self-tender offer should be cancelled and PBF should be liquidated.  To our knowledge, the Board of Trustees has taken no action to date with respect to Full Value Partners’ proposal.  We think the time is right to permanently eliminate PBF’s trading discount to NAV and that by making this Offer we will gain influence over management so as to attempt to implement this policy.

As a result of such developments, BIGP has determined to make the Offer to PBF’s shareholders.  However, there are substantial conditions to consummation of the Offer.  The timing and details of the consummation of the Offer depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by BIGP pursuant to the Offer, time requirements for proration (if necessary), and most importantly, actions of PBF’s Board of Trustees.  There can be no assurance that BIGP will be able to consummate the Offer.  See below and Section 14 for more information.

BIGP is making this Offer because it intends to (1) gain influence over the management of PBF and (2) increase its voting power with the objective of enhancing the value of PBF’s common stock.  While BIGP has no definitive plans with respect to PBF after the Offer is consummated,  if BIGP gains control (either full or partial control) of PBF it will consider certain measures including but not limited to conducting one or more self-tender offers, replacing the incumbent trustees, terminating the investment advisory agreement with Pioneer Investment Management, Inc., liquidating or open-ending PBF, merging PBF into an open-end fund, converting PBF to an exchange traded fund, implementing a share buyback program, issuing put warrants, reviewing PBF’s dividend and distribution policy and reviewing PBF’s investment policies and objectives.  There is no assurance BIGP will pursue any of these measures or, if it does pursue one or more of them, that BIGP will be successful in enhancing the value of PBF’s common stock.  Even if the Offer is successful, there is no assurance that BIGP will obtain control (either full or partial control) of PBF.

Shareholders who hold or want to tender their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such broker, dealer, commercial bank, trust company or other nominee as to whether it will charge a brokerage or other fee in connection with tendering their Shares.  See Section 16 for more information.

            The Offer does not constitute a solicitation of proxies for any meeting of PBF’s shareholders.  Any such solicitation by BIGP or any of its affiliates would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Certain Conditions to the Offer

                   The Offer is subject to the fulfillment of certain conditions, including the following:

•	the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer;

•	the absence of competing tender offers;

•	that there be no material change with respect to PBF’s or our financial condition;

•	the absence of certain changes in the financial markets; and

•	that we have not agreed with PBF to terminate this Offer.

CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14.  BIGP RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”)) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER.  SEE SECTIONS 1, 11 AND 14 FOR MORE INFORMATION.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  ADDITIONALLY, THE OFFER IS NOT CONDITIONED ON BIGP OBTAINING FINANCING.  SEE SECTION 12 AND SECTION 14 FOR MORE INFORMATION.

If the Offer is not consummated, BIGP may acquire Shares through, among other things, open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer.  BIGP also reserves the right to dispose of Shares.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

SECTION 1.     TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), and subject to proration, we will accept for payment and pay for up to 1,500,000 Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.  The term “Expiration Date” means 5:00 p.m., New York City time, on November 30, 2007, unless BIGP, in its sole discretion, extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer Price, net to the Seller in cash (subject to a $50 processing fee that BIGP will charge for processing each Letter of Transmittal, applicable withholding taxes and any brokerage fees that may apply), without interest thereon, is equal to 95% of the NAV per Share determined as of the close of the regular trading session of the NYSE, on the Pricing Date.  The Shares are traded on the NYSE under the symbol “PBF.”  The NAV as of the close of the regular trading session of the NYSE on October 29, 2007 was $15.47 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XPBFX.”  You may also call BIGP at (201) 556-0092 between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday (except holidays) for current NAV quotations.

If more than 1,500,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, we will, upon the terms of, and subject to the conditions to, the Offer, purchase 1,500,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn.  In these circumstances, we will prorate based on a fraction, which will be calculated by dividing (x) 1,500,000 Shares, the maximum number of Shares that we are offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date.  This fraction will then be multiplied by the aggregate number of Shares that have been tendered by each tendering shareholder, and not withdrawn, to determine the resulting number of Shares that will be accepted from each such tendering shareholder.  However, no fractional Shares will be purchased by us in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until five NYSE trading days after the Expiration Date.  However, we will pay for validly tendered Shares as promptly as possible once the number of shares accepted is determined.  We expect to be able to pay for all accepted shares held in “street name” which are delivered to us by book-entry transfer within eight business days.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of Shares may obtain such preliminary information from BIGP at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment due to an oversubscription will be returned promptly to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at The Depository Trust Company (“DTC”) from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2.

We reserve the right to increase or decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

The Offer is conditioned upon satisfaction of all of the conditions set forth in Section 14.  BIGP reserves the right (but will not be obligated), subject to the applicable rules and regulations of the Commission, to amend or waive any condition of the Offer.  If any of the conditions set forth in the Introduction or Section 14 has not been satisfied by 5:00 p.m., New York City time, on November 30, 2007 (or any other time then set as the Expiration Date), BIGP may elect to:

        (1)   extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

        (2)   subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and, subject to proration, accept for payment and pay for all Shares tendered and not withdrawn prior to the expiration of the Offer; or

        (3)   terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

BIGP expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to DTC and by making a public announcement of the extension.  During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares, as described in Section 4.

Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, BIGP expressly reserves the right to:

        (1)   terminate or amend the Offer if any of the conditions referred to in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14; or

        (2)   waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to DTC and by making a public announcement thereof, as described below.

If BIGP extends the Offer or if BIGP is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to BIGP’s rights under the Offer, BIGP may retain tendered Shares and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4.  However, BIGP’s ability to delay payment for Shares that BIGP has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which BIGP may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), BIGP currently intends to make any announcements regarding the Offer by issuing a press release.

If BIGP makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, BIGP will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes.  A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If BIGP decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten business days from the date the notice of the increase is first published, sent or given to holders of Shares.

IF, ON OR BEFORE THE EXPIRATION DATE, BIGP INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

WE DO NOT INTEND TO PROVIDE FOR A SUBSEQUENT OFFERING PERIOD.

If any tendered Shares are not purchased under the Offer for any reason, or if share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 2.     ACCEPTANCE FOR PAYMENT AND PAYMENT.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), after the Expiration Date BIGP will promptly purchase, by accepting for payment, and will pay for, up to 1,500,000 Shares validly tendered and not properly withdrawn on or prior to the Expiration Date.  Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of BIGP, subject to the applicable rules and regulations of the Commission and applicable law.  See Introduction, Section 1 and Section 14 for more information.  If, pursuant to the terms of, and conditions to, the Offer, BIGP does not accept tendered Shares for payment for any reason or if certificates are submitted representing more Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Shares will be returned to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer pursuant to the procedures set forth in Section 3, the Shares will be credited to the relevant account), as promptly as practicable following the expiration, termination or withdrawal of the Offer.   BIGP expressly reserves the right, in its sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions discussed in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by BIGP of:

        (1)   the share certificates representing such Shares or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available), into BIGP’s account at DTC, pursuant to the procedures set forth in Section 3;

        (2)   the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

        (3)   any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, BIGP and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that BIGP may enforce such agreement against such participant.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY BIGP REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.  BIGP will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

SECTION 3.     PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING   SHARES.

Valid Tender of Shares.    Except as set forth below, for Shares to be validly tendered pursuant to the Offer, either:

        (1)   on or prior to the Expiration Date, (a) share certificates representing tendered Shares must be received by BIGP at its address set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by BIGP, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by BIGP at such address and (c) any other documents required by the Letter of Transmittal must be received by BIGP at such address, or

        (2)   the guaranteed delivery procedures set forth below must be followed.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY BIGP.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.    BIGP will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant with DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into BIGP’s account at DTC in accordance with DTC’s procedures.  Although delivery of Shares may be effected through book-entry transfer into BIGP’s account at DTC, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by BIGP at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY BIGP AT ITS ADDRESS SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE.  DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO BIGP.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

        (1)   the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or

        (2)   such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution.  See Instructions 1 and 6 to the Letter of Transmittal for more information.  If the share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.  See Instructions 1 and 6 to the Letter of Transmittal for more information.

If the share certificates representing the Shares are forwarded separately to BIGP, such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

     Guaranteed Delivery.    If a shareholder desires to tender Shares under the Offer and such shareholder’s share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach BIGP on or prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

        (1)   such tender is made by or through an Eligible Institution;

        (2)   a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by BIGP, is received by BIGP, as provided below, on or prior to the Expiration Date; and

        (3)   within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery (a) share certificates representing tendered Shares are received by BIGP at its address set forth on the back cover of this Offer to Purchase, or such Shares are tendered pursuant to the book-entry transfer procedures and a Book-Entry Confirmation is received by BIGP, (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, is received by BIGP at such address and

(c) any other documents required by the Letter of Transmittal are received by BIGP at such address.

The Notice of Guaranteed Delivery may be delivered by hand to BIGP, by facsimile transmission, or mailed to BIGP and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by BIGP of:

        (1)   share certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares, and

        (2)   a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when share certificates representing, or Book-Entry Confirmations of, such Shares are received into BIGP’s account at DTC.

      Backup U.S. Federal Income Tax Withholding

See the discussion under the heading “Backup U.S. Federal Income Tax Withholding” in Section 5.

Appointment as Proxy.    By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of BIGP as such shareholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to (a) the Shares tendered by such shareholder and accepted for payment by BIGP and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares.  All such proxies shall be considered coupled with an interest in the tendered Shares.  This appointment will be effective if, when and only to the extent that BIGP accepts such Shares for payment pursuant to the Offer.  Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective).  The designees of BIGP will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of PBF’s shareholders, and BIGP reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon BIGP’s acceptance for payment of such Shares, BIGP must be able to exercise full voting rights with respect to such Shares.  See Section 14 for more information.

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of PBF’s shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.  See the Introduction, Section 14 and Section 17 for more information.

Determination of Validity.    All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by BIGP, in its sole discretion, whose determination will be final and binding on all parties.  BIGP reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of BIGP’s counsel, be unlawful.  BIGP also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

Subject to the applicable rules and regulations of the Commission, BIGP’s reasonable interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.  No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived.  None of BIGP or any of its affiliates, DTC or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.    BIGP’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and BIGP upon the terms and subject to the conditions of the Offer.

SECTION 4.     WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable.  Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after 10 business days from the Expiration Date (or such later date as may apply if the Offer is extended).  If BIGP extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to BIGP’s rights under the Offer, we may nevertheless retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights described in this Section 4.  Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a notice of withdrawal must be timely received by BIGP at its address set forth on the back cover of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to BIGP, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to BIGP and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.  If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of Shares may not be rescinded.  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by BIGP, in its sole discretion, whose determination will be final and binding on all parties.  None of BIGP or any of its affiliates, DTC or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5.     CERTAIN MATERIAL U.S. FEDERAL INCOME TAX   CONSEQUENCES OF THE OFFER.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer.  This discussion is limited to shareholders who hold their Shares as capital assets for U.S. federal income tax purposes (the “Shareholders”).  This discussion considers neither the specific facts and circumstances that may be relevant to a particular Shareholder nor any U.S. state and local or non-U.S. tax consequences of the Offer.  This discussion does not address the U.S. federal income tax consequences to a Shareholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate.  Moreover, this discussion does not address special situations, such as the following:

•
tax consequences to Shareholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•	tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold Shares through a partnership or similar pass-through entity.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Such partners are urged to consult their tax advisors.  This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof.  All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

SHAREHOLDERS OF PBF SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

In General.

The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and, as a result, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received in connection with the Offer and the aggregate adjusted tax basis in the Shares tendered by such shareholder and purchased pursuant to the Offer.  Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.  Gain or loss recognized by such shareholder will be a capital gain or loss, which will be long-term capital gain or loss if such shareholder’s holding period for the Shares exceeds one year.  The use of capital losses for U.S. federal income tax purposes is limited.  You are urged to consult your tax advisor.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax laws, payments made in connection with the Offer may be subject to “backup withholding” at a rate of 28% unless a shareholder holding Shares:

•	timely provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder’s social security number) and any other required information, or

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

To prevent backup withholding on payments made in connection with the Offer, each shareholder must timely provide BIGP with his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  Shareholders of PBF should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.  See Instruction 9 and the section entitled “Important Tax Information” of the Letter of Transmittal for more information.  Backup withholding is not an additional tax.  Any amounts withheld from a shareholder under the backup withholding rules described above will be allowed a refund or a credit against such shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

SECTION 6.     PRICE RANGE OF THE SHARES.

The Shares are listed and traded principally on the NYSE under the symbol “PBF.” The following table sets forth, for the quarters indicated, the high and low sale prices per Share as reported on the NYSE as reported by Bloomberg, L.P.:

	Market Price High	Market Price Low
Fiscal Year (ending December 31)
2005
1st Quarter	$13.59	$12.39
2nd Quarter	$13.59	$12.63
3rd Quarter	$13.79	$12.70
4th Quarter	$12.82	$11.97
2006
1st Quarter	$12.94	$12.40
2nd Quarter	$12.94	$12.19
3rd Quarter	$13.34	$12.28
4th Quarter	$14.08	$13.22
2007
1st Quarter	$14.65	$13.90
2nd Quarter	$15.43	$14.54
3rd Quarter	$15.00	$12.82
4th Quarter	$14.65	$14.17
(through October 29, 2007)

    As of the close of business on October 29, 2007 PBF’s NAV was $15.47 per Share, and the high, low and closing prices per Share on the NYSE on that date were $14.37, $14.26 and $14.30, respectively.  During the pendency of the Offer, current NAV quotations can be obtained by contacting BIGP in the manner indicated in Section 1.  According to PBF’s Form N-CSR filed on July 30, 2007, as of May 31, 2007, there were 28,706,981 shares of common stock of PBF outstanding.

    Shareholders are urged to obtain a current market quotation for the Shares.

SECTION 7.     EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES;   NYSE LISTING; MARGIN REGULATIONS; EXCHANGE ACT   REGISTRATION.

NYSE Listing. The purchase of Shares under the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.  According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (1) the total number of holders of Shares fell below 400, (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares, (3) the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more) fell below 600,000, (4) PBF’s average global market capitalization over a consecutive 30-trading-day period was less than $25 million, or (5) the average closing price per share was less than $1.00 over a consecutive 30-trading-day period.  As of May 31, 2007, according to PBF’s Form N-CSR filed on July 30, 2007, there were 28,706,981shares of common stock of PBF outstanding.  If, as result of the purchase of Shares in the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources.  The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.  BIGP cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Margin Regulations.    The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the Shares as collateral.  Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act.  Such registration may be terminated upon application of PBF to the Commission if the Shares are not listed on a national securities exchange or quoted on the Nasdaq Stock Market and there are fewer than 300 record holders of the Shares.  The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by PBF to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to PBF.  See Section 11 for more information.  In addition, “affiliates” of PBF and persons holding “restricted securities” of PBF may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NYSE.

SECTION 8.     CERTAIN INFORMATION CONCERNING PBF.

The information concerning PBF contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto.  None of BIGP, its affiliates has received any representations from PBF regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of BIGP or its affiliates generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning PBF.  None of BIGP or its affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by PBF to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to BIGP or its affiliates, except to the extent required by law.

According to PBF’s Form N-CSR for the period ending May 31, 2007, PBF was organized as a Delaware business trust on October 16, 2003 and is registered under the Investment Company Act of 1940, as amended, as a closed-end diversified management investment company.  The principal executive office of PBF is located at 60 State Street, Boston, MA 02109 and its telephone number is (617) 742-7825.  PBF may invest in municipal securities with a broad range of maturities and credit ratings, including both investment grade and below investment grade municipal securities. PBF may also invest in common stocks and preferred securities that pay tax-qualified dividends. In addition, PBF may invest in other securities, including debt instruments, real estate investment trusts and equity securities, that generate income taxable at ordinary income rates, rather than long-term capital gain rates.  PBF may also invest in derivative securities, which may include futures and options.

PBF is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.  Such reports, proxy statements and other information are available to the public on the Commission’s Internet site (http://www.sec.gov).  PBF’s filings can also be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at the Commission’s regional office located at 3 World Financial Center, Room 4-300, New York, New York 10281-1022.  Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330.  Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  Copies of many of the items filed with the Commission and other information concerning PBF are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

SECTION 9.     CERTAIN INFORMATION CONCERNING BIGP AND ITS AFFILIATES.

Bulldog Investors General Partnership (“BIGP”), a New York general partnership whose principal business is investing in publicly traded securities, is offering to purchase your Shares.  As of October 30, 2007, BIGP and its general partners have over $400 million in assets and, together with BIGP’s affiliates, currently beneficially own 2,684,068 shares of common stock of PBF (which represents approximately 9.35% of the outstanding shares of common stock of PBF as of October 30, 2007).  The 1,500,000 Shares BIGP is offering to purchase in the Offer represent approximately 5.23% of the outstanding shares of common stock of PBF.  BIGP is not affiliated with PBF.  There is no affiliation between PBF and BIGP or between PBF and any of BIGP’s affiliates.

The general partners of BIGP and their states of organization are: Opportunity Partners L.P. (Ohio), Full Value Partners L.P. (Delaware), Opportunity Income Plus Fund L.P. (Delaware), Kimball & Winthrop, Inc. (Ohio), Steady Gain Partners L.P. (Delaware), Mercury Partners L.P. (California), and Calapasas Investment Partners L.P. (California).  Each of the foregoing general partners of BIGP is a private investment partnership except for Kimball & Winthrop, Inc., which is an investment advisory firm.  The business address and telephone number of BIGP and each of its general partners except Steady Gain Partners L.P., Mercury Partners L.P., and Calapasas Investment Partners L.P. is Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663, (201) 556-0092.  The business addresses and telephone numbers of Steady Gain Partners L.P., Mercury Partners L.P. (and its general partner), and Calapasas Investment Partners L.P. (and its general partner) are respectively: 10 Wenwood Drive, Brookville, NY 11545, (718) 383-7000, 2308 Camino Robledo, Carlsbad, CA 92009, (760) 634-5452 and 12237 Sunset Parkway, Los Angeles, CA 90064, (310) 399-1807.

The general partner of Opportunity Partners L.P. is Kimball & Winthrop, Inc., which is controlled by Phillip Goldstein (president and director) and  Steve Samuels (vice president and director).  The general partner of Full Value Partners L.P. is Full Value Advisors L.L.C., a New Jersey limited liability company, which is controlled by Phillip Goldstein, Steve Samuels and Andrew Dakos.  The general partner of Opportunity Income Plus Fund L.P. is SPAR Advisors L.L.C., a New York limited liability company, which is controlled by Phillip Goldstein, Steve Samuels, Andrew Dakos and Rajeev Das.   The business address and telephone number of Full Value Advisors L.L.C., SPAR Advisors L.L.C., Phillip Goldstein, Steve Samuels, Andrew Dakos and Rajeev Das is Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663, (201) 556-0092.

The general partner of Steady Gain Partners L.P. is BJS LLC, a New York limited liability company, which is controlled by Barry Swidler.

The general partner of Mercury Partners L.P. is GSG Capital Advisors LLC, a California limited liability company, which is controlled by Glenn Goodstein.

The general partner of Calapasas Investment Partners L.P. is Klein, Bogakos and Robertson, Cpas Inc (“KBR”), a California corporation, which is controlled by Jeff Robertson.

The citizenship, principal business address, present principal occupation or employment, and material occupations, positions, offices or employments (and the principal business and address of any corporation or organization in which such employment is conducted) of each of the above named natural persons are as follows:

Phillip Goldstein (U.S. citizen - born 1945); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 – Mr. Goldstein is an investment advisor and a principal of the general partner of three investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., and Full Value Partners L.P.  He has been a director of the Mexico Income and Equity Fund since 2000, Brantley Capital Corporation since 2001, the Emerging Markets Telecommunications Fund since 2005 and the First Israel Fund since 2005.

Steve Samuels  (U.S. Citizen-born 1956); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 – Mr. Samuels is a principal of the general partner of three investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., and Full Value Partners L.P.

Andrew Dakos (U.S. citizen - born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 – Mr. Dakos is an investment advisor and a principal of the general partner of three investment partnerships in the Bulldog Investors group of funds: Opportunity Partners L.P., Opportunity Income Plus Fund L.P., and Full Value Partners L.P. and President of Elmhurst Capital, Inc. an investment advisory firm.  He has been a director of the Mexico Income and Equity Fund since 2001.

Rajeev Das (India citizen - born 1968); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 – Mr. Das is the chief financial officer and a senior analyst for Kimball & Winthrop, Inc., the general partner and investment advisor for Opportunity Partners L.P. and is a principal of the general partner and investment advisor to Opportunity Income Plus Fund L.P., an investment partnership in the Bulldog Investors group of funds.  He has been a director of the Mexico Income and Equity Fund since 2001.

Barry Swidler  (U.S. Citizen - born 1955); 301 Norman Avenue, Brooklyn, N.Y. 11222 – Mr. Swidler is the Managing Member of BJS Management LLC, the general partner of Steady Gain Partners, L.P.

Glenn Goodstein (U.S. citizen - born 1963); 2308 Camino Robledo, Carlsbad, CA 92009 – Mr. Goodstein is a registered investment advisor and managing member of the general partner of Mercury Partners LP, an investment partnership.  He is a director of Mexico Equity and Income Fund.

Jeff Robertson (U.S. citizen - born August, 1960);  12237 Sunset Parkway, Los Angeles, Ca  90064.  Jeff Robertson is the managing partner of KBR, the general partner of Calapasas Investment Partners LP.

During the past five years none of the above entities or persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the entity or person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except as follows:  In January 2007, the Massachusetts Securities Division filed a complaint against BIGP and a number of affiliated entities and individuals (“Defendants”).  The allegations stem from a website controlled by affiliates of BIGP and material sent via email to an individual requesting information on such website.  The Massachusetts Securities Division alleges that the provision of information on the website and via email constitutes an unregistered public offering of securities in violation of Massachusetts law.  The Defendants have answered these allegations and asserted that they have not violated Massachusetts law because they have not solicited investors over their website or via email and that the materials provided on their website and via email do not constitute a public offering and, in any event, are protected speech under the First Amendment.  The Defendants have also sued the Massachusetts Securities Division in Massachusetts Superior Court alleging violation of their First Amendment rights and have requested an injunction to prevent the Massachusetts Securities Division from pursuing enforcement proceedings against the Defendants.  On July 25, 2007, the presiding officer of the Massachusetts Securities Division ruled that BIGP violated securities laws by furnishing information about BIGP to a non-accredited investor via the website and Email.  On October 17, 2007, the Acting Director of the Massachusetts Securities Division issued a final order adopting the presiding officer's recommended findings of fact and conclusions of law.  The case will now be heard by the Massachusetts Superior Court.

Phillip Goldstein and his wife jointly beneficially own 62,700 Shares, and each has the sole power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares.  Mr. Goldstein manages the accounts of various other family members and friends that beneficially own, in the aggregate, 30,200 Shares, with each such person having the sole power to vote or direct the vote of the shares beneficially owned by such person.  Mr. Goldstein has the power to dispose or direct the disposition of such Shares.

Rajeev Das benefically owns 205 Shares, and has the sole power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares.

No single partner, person or entity controls BIGP within the meaning of section 2(a)(9) of the Investment Company Act of 1940, as amended.  BIGP’s general partners have agreed that no substantive or material action may be taken by BIGP without the unanimous approval of BIGP’s general partners and each such general partner has an equal vote with regard to all such actions.  Phillip Goldstein and Andrew Dakos have been delegated as agents of BIGP to purchase, sell and vote securities on behalf of BIGP.

Except as set forth elsewhere in this Offer to Purchase (including Schedule I hereto), (i) none of BIGP or, to the knowledge of BIGP, any of the persons listed in this Section 9, beneficially owns or has a right to acquire any Shares or any other equity securities of PBF, and (ii) none of BIGP or its affiliates, to the knowledge of BIGP or BIGP affiliates, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries, has effected any transaction in the Shares or any other equity securities of PBF during the past 60 days.

Except as set forth elsewhere in this Offer to Purchase, (i) neither BIGP nor, to the knowledge of BIGP, any of the persons listed in this Section 9, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PBF and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the Commission between BIGP or any of BIGP affiliates or, to the knowledge of BIGP or BIGP affiliates, any of the persons listed in this Section 9, on the one hand, and PBF or any of its executive officers, directors and/or affiliates, on the other hand.

Except as set forth elsewhere in this Offer to Purchase (see Section 10), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between BIGP or any of BIGP affiliates or, to the knowledge of BIGP or BIGP affiliates, any of the persons listed in this Section 9, on the one hand, and PBF or BIGP affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

BIGP is making information relating to the Offer available on the Internet at www.bulldoginvestorstenderoffer.com.

SECTION 10.     BACKGROUND OF THE OFFER; CONTACTS WITH PBF.

On August 17, 2007, one of BIGP’s general partners, Full Value Partners L.P., submitted the following letter to PBF (which BIGP filed with the Commission as an Exhibit 2 to its Schedule 13D, filed on September 7, 2007) setting forth its shareholder proposal with respect to PBF conducting a self-tender offer for all of the outstanding shares of PBF at NAV:

Full Value Partners L.P.
Park 80 West, Plaza Two
Saddle Brook, NJ 07663

Phone (201) 556-0092
Fax (201) 556-0097

August 17, 2007

Dorothy E. Bourassa
Secretary
Pioneer Tax Advantaged Balanced Trust
60 State Street
Boston, Massachusetts 02109

Dear Ms. Bourassa:

Full Value Partners L.P. is the beneficial owner of shares of Pioneer Tax Advantaged Balanced Trust  (the “Trust”) valued in excess of $2,000.00.  We have held our shares for at least 12 months and intend to hold them through the next annual meeting.  We hereby submit the following proposal and supporting statement pursuant to rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in management’s proxy materials for the next meeting of stockholders.

RESOLVED:  Pioneer Tax Advantaged Balanced Trust is requested to conduct a self-tender offer for all outstanding shares of the Trust at net asset value (“NAV”).  If more than 50% of the Trust’s outstanding shares are tendered, the tender offer should be cancelled and the Trust should be liquidated

Supporting Statement

At the June 2006 annual meeting, Western Investment’s nominees were elected trustees on a platform to narrow the Trust’s discount to NAV which Western called “unacceptable.”  We voted for Western’s nominees and had high expectations that the Trust’s discount would soon be eliminated.

Despite an increase in the Trust’s monthly distribution, the Trust’s shares have continued to trade at an “unacceptable” discount.  As of August 16, 2007, the discount was more than 12%.  Therefore, we believe it is appropriate to conduct a self-tender offer for all outstanding shares of the Trust to allow shareholders to receive full NAV for their shares.  If a majority of the Trust’s outstanding shares are tendered, that would demonstrate that there is insufficient shareholder support for continuing the Trust in its closed-end format.  In that case, the tender offer should be cancelled and the Trust should be liquidated.

Very truly yours,

Andrew Dakos
Managing Member
Full Value Advisors L.L.C.
General Partner

  From time to time, BIGP may continue to hold discussions with PBF regarding the matters described above as well as the matters described in Section 11 below.

Transactions Involving Company Shares.     A description of all transactions involving BIGP and its affiliates in PBF Shares during the past 60 days is attached as Schedule I to this Offer to Purchase.

SECTION 11.      PURPOSE OF THE OFFER; PLANS FOR PBF.

General.    We are conducting the Offer for the purpose of acquiring a significant equity stake in PBF, so that we may (1) gain influence over the management of PBF and (2) increase its voting power with the objective of enhancing the value of PBF’s common stock.  While BIGP has no definitive plans with respect to PBF after the Offer is consummated, if BIGP gains control (either full or partial control) of PBF it will consider certain measures including but not limited to conducting one or more self-tender offers, replacing the incumbent trustees, terminating the investment advisory agreement with Pioneer Investment Management, Inc., liquidating or open-ending PBF, merging PBF into an open-end fund, converting PBF to an exchange traded fund, implementing a share buyback program, issuing put warrants, reviewing PBF’s dividend and distribution policy and reviewing PBF’s investment policies and objectives.  There is no assurance BIGP will pursue any of these measures or, if it does pursue one or more of them, that BIGP will be successful in enhancing the value of PBF’s common stock.  Even if the Offer is successful, there is no assurance that BIGP will obtain control (either full or partial control) of PBF.

BIGP currently anticipates retaining any Shares it accepts for payment in the Offer.  However, as with any investment, BIGP will continue to evaluate the various possible investment strategies and options and expressly reserves the right to implement or utilize any such strategy or option, including, but not limited to, disposing of any such Shares.

However, there are substantial conditions to consummation of the Offer.  Therefore, there can be no assurance that BIGP will be able to consummate the Offer.  See Section 14 for more information.

Other.    BIGP reserves the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise.  In addition, BIGP may take no further action to acquire additional Shares.  Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration.  Alternatively, BIGP or any of its affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise.  Each such transaction may be effected on terms and at prices then determined by BIGP or the applicable affiliate, which may vary from the terms and price in the Offer.

Future Plans for PBF.    In connection with the Offer, BIGP has reviewed, and will continue to review on the basis of publicly available information, various possible business strategies that it might consider if BIGP acquires control (either full or partial control) of PBF.  In addition, if and to the extent that BIGP acquires control (either full or partial control) of PBF or otherwise obtains access to the books and records of PBF, BIGP intends to conduct a detailed review of PBF and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.  Such strategies could include, among other things, conducting one or more self-tender offers, replacing the incumbent trustees, terminating the investment advisory agreement with Pioneer Investment Management, Inc., liquidating or open-ending PBF, merging PBF into an open-end fund, converting PBF to an exchange traded fund, implementing a share buyback program, issuing put warrants, reviewing PBF’s dividend and distribution policy and reviewing PBF’s investment policies and objectives.

Except as indicated in this Offer to Purchase, BIGP does not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of PBF, (ii) any purchase, sale or transfer of a material amount of assets of PBF, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of PBF, (iv) any change in the current board of trustees or management of PBF, (v) any other material change in PBF’s corporate structure or business, (vi) any class of equity security of PBF being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of PBF becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

SECTION 12.      SOURCE AND AMOUNT OF FUNDS.

If we purchase 1,500,000 Shares pursuant to the Offer, (which is the maximum amount that we are seeking to purchase in the Offer) and assuming the Offer Price will be $14.6965 per Share (based on the NAV as of the close of the regular trading session of the NYSE on October 29, 2007, the last trading day before BIGP publicly disclosed its intention to make the Offer, which was $15.47 per Share), BIGP’s aggregate cost will be approximately $22,044,750 not including fees and expenses which are estimated to be approximately $35,000.  See Section 1 and Section 2 for more information.  We intend to pay the Offer Price and related expenses using our investment capital.  We currently have sufficient investment capital to fund all of our commitments under this Offer and all other tender offers we may be presently making.

THE OFFER IS NOT CONDITIONED ON BIGP OBTAINING FINANCING.

SECTION 13.     DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, PBF should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire Shares or otherwise cause a reduction in the number of Shares or other securities, (iii) issue or sell additional Shares, any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action, then, without prejudice to BIGP’s rights under Section 14, BIGP, in its sole discretion, may make such adjustments in the Offer Price and other terms of the Offer and the Proposed Merger as it deems appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased.

If, on or after the date of this Offer to purchase, PBF declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular monthly cash dividends on the Shares not in excess of $0.112 per share having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to BIGP or its nominee or transferee on PBF’s stock transfer records, then, subject to the provisions of Section 14 (i) the Offer Price may, in the sole discretion of BIGP, be reduced by the amount of any such cash dividends or cash distributions; and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of BIGP and will be required to be promptly remitted and transferred by each tendering shareholder to BIGP, accompanied by appropriate documentation of transfer, or (b) at the direction of BIGP, be exercised for the benefit of BIGP, in which case the proceeds of such exercise will promptly be remitted to BIGP.  Pending such remittance and subject to applicable law, BIGP will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by BIGP in its sole discretion.

SECTION 14.     CERTAIN CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) BIGP’s rights to extend and amend the Offer at any time, in its sole discretion, BIGP shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to BIGP’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of BIGP, on or prior to the Expiration Date any of the following events shall occur:

        (1)   there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, PBF, BIGP or any of its affiliates, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of BIGP, would be expected to, directly or indirectly:

•	make illegal or otherwise prohibit or materially delay consummation of the Offer or seek to obtain material damages or make materially more costly the making of the Offer,

•
prohibit or materially limit the ownership or operation by BIGP or any of its affiliates of all or any material portion of the business or assets of PBF taken as a whole or compel BIGP or any of its affiliates to dispose of or hold separately all or any material portion of the business or assets of BIGP or any of its affiliates or of PBF taken as a whole, or seek to impose any material limitation on the ability of BIGP or any of its affiliates or of PBF to conduct its business or own such assets,

•
impose material limitations on the ability of BIGP or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by BIGP or any of its affiliates, or to finance the Offer Price of the Shares,

•	require divestiture by BIGP or any of its affiliates of any Shares,

•	result in a material adverse effect on BIGP, any of its affiliates or PBF or the value of the Shares,

•	result in a material diminution in the benefits expected to be derived by BIGP or any of its affiliates as a result of the Offer or any merger or other business combination involving PBF; or

        (2)   there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in any of the consequences referred to in the clauses of paragraph (1) above; or

        (3)   BIGP shall become aware of any change, circumstance, event or effect that has or will have occurred (or any development that has or will have occurred involving prospective changes) that is materially adverse to the business, operations, value of its assets, financial condition or results of operations of PBF or could reasonably be expected to have, in the reasonable discretion of BIGP, a material adverse effect on PBF or the value of the Shares or, assuming consummation of the Offer, on BIGP or any of its affiliates; or

        (4)   there has or will have occurred, and continues to exist:

•	any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States,

•
any extraordinary or material adverse change in the price of the Shares or the financial markets or major stock exchange indices in the United States, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of PBF,

•
a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

•
a commencement of a war, armed hostilities, terrorist attack or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

        (5)   except as and to the extent publicly disclosed in a report filed by PBF with the Commission prior to the date of this Offer to Purchase, PBF shall have, directly or indirectly:

•	split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

•	acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

•
issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

•
declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of PBF’s capital stock (except for regular monthly cash dividends on the Shares not in excess of $0.112 per share having customary and usual record dates and payment dates),

•	altered or proposed to alter any material term of any outstanding security,

•
issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

•
authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of PBF or any comparable event not in the ordinary course of business,

•
authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the reasonable judgment of BIGP, could adversely affect either the value of PBF or the value of the Shares to BIGP or any of its affiliates,

•	amended or proposed, adopted or authorized any amendment to the Declaration of Trust or By-Laws of PBF; or

        (6)   BIGP shall become aware:

•
that any material contractual right of PBF shall be impaired or otherwise adversely affected or that any material amount of indebtedness of PBF shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer,

•
of any covenant, term or condition in any of the instruments or agreements of PBF that, in the reasonable judgment of BIGP, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of PBF or the value of the Shares to BIGP or any other affiliate of BIGP or the consummation by BIGP of the Offer (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

•
that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

        (7)   a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any person (including PBF or any of its affiliates), or it shall have been publicly disclosed or BIGP shall have otherwise learned that:

•
any person, entity (including PBF) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of PBF (including the Shares), through acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of PBF (including the Shares), other than acquisitions of Shares for bona fide arbitrage purposes only,

•
any such person, entity or group that, prior to the date of this Offer to Purchase, had filed such a Schedule 13G with respect to PBF with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of PBF (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of PBF (including the Shares) constituting 2% or more of any such class or series,

•	any person, other than BIGP or any of its affiliates, shall have made a public announcement reflecting an intent to acquire PBF or any assets of PBF,

•
any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving PBF, or

•
PBF shall have (i) granted to any person or group proposing a merger or other business combination with or involving PBF or the purchase of securities or assets of PBF any type of option, warrant or right which, in BIGP’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of PBF) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

        (8)   any material approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to BIGP, in its reasonable discretion; or

        (9)   (i) BIGP or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the purchase of any material portion of the securities or assets of PBF, or (ii) BIGP or any of its affiliates and PBF shall have agreed that BIGP shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the reasonable judgment of BIGP, in any such case and regardless of the circumstances (including any action or inaction by BIGP or any affiliate BIGP) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of BIGP and may be asserted by BIGP regardless of the circumstances (including any action or inaction by BIGP) giving rise to any such conditions and may be waived by BIGP in whole or in part at any time and from time to time, in each case, in the exercise of the sole discretion of BIGP.  The failure by BIGP at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, up until the expiration of the Offer.  Subject to applicable rules and regulations of the Commission and applicable law, any reasonable determination by BIGP concerning any condition described in this Section 14 shall be final and binding on all parties, provided that determinations regarding such conditions may be ultimately resolved by a court of competent jurisdiction.  A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by BIGP to the tendering shareholders.

SECTION 15.     CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by PBF with the Commission and other publicly available information regarding PBF, BIGP is not aware of any licenses or regulatory permits that would be material to the business of PBF, taken as a whole, and that might be adversely affected by BIGP’s acquisition of Shares as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by BIGP pursuant to the Offer as contemplated herein.  Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to PBF’s business in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken.  BIGP does not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to BIGP’s right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in Section 14 shall have occurred).  BIGP’s obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances.  See Introduction and Section 14 for a description of certain conditions to the Offer.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.  BIGP believes, however, that the purchase of Shares by BIGP in connection with the Offer is exempt from HSR Act requirements.

SECTION 16.   CERTAIN FEES AND EXPENSES.

BIGP will charge a $50 processing fee for processing each Letter of Transmittal.  BIGP will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by BIGP for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

SECTION 17.     MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of the Shares (excluding Shares beneficially owned by BIGP).  This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.  BIGP is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute.  If BIGP becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, BIGP will make a good faith effort to comply with such state statute.  If, after such good faith effort BIGP cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.  In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of BIGP by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF BIGP NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

BIGP has filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 8.

 SOLICITATION OF PROXIES

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF PBF’S SHAREHOLDERS.  ANY SUCH SOLICITATION WHICH BIGP OR ANY OF ITS AFFILIATES MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

BULLDOG INVESTORS GENERAL PARTNERSHIP

October 30, 2007

                SCHEDULE I

TRANSACTIONS BY BIGP AND ITS AFFILIATES INVOLVING PBF SHARES

    During the past 60 days, BIGP and its affiliates have made the following purchases and sales of Shares on the open market:

Party	Transaction Type	Number of Shares Purchased /Sold	Price Per Share	Transaction Date
Kimball & Winthrop, Inc.	Purchase	5,000	$14.23	9/12/2007
Kimball & Winthrop, Inc.	Purchase	1,100	$14.23	9/12/2007
Opportunity Partners LP	Purchase	66,000	$14.20	9/13/2007
Calapasas Investment Partners LP	Purchase	19,600	$14.20	9/13/2007
Opportunity Income Plus Fund LP	Purchase	9,500	$14.20	9/13/2007
Full Value Special Situations Fund LP	Purchase	9,500	$14.20	9/13/2007
Full Value Offshore Partners LP	Purchase	15,800	$14.20	9/13/2007
Mercury Partners LP	Purchase	19,600	$14.20	9/13/2007
Steady Gain Partners LP	Purchase	17,000	$14.20	9/13/2007
Full Value Partners LP	Purchase	93,000	$14.20	9/13/2007
Kimball & Winthrop, Inc.	Purchase	3,000	$14.11	9/14/2007
Opportunity Partners LP	Purchase	4,000	$14.10	9/14/2007
Calapasas Investment Partners LP	Purchase	1,200	$14.10	9/14/2007
Opportunity Income Plus Fund LP	Purchase	1,200	$14.10	9/14/2007
Full Value Offshore Partners LP	Purchase	500	$14.10	9/14/2007
Mercury Partners LP	Purchase	1,200	$14.10	9/14/2007
Steady Gain Partners LP	Purchase	1,000	$14.10	9/14/2007
Full Value Partners LP	Purchase	5,500	$14.10	9/14/2007
Opportunity Partners LP	Purchase	2,400	$14.19	9/19/2007
Calapasas Investment Partners LP	Purchase	760	$14.19	9/19/2007
Opportunity Income Plus Fund LP	Purchase	500	$14.19	9/19/2007
Mercury Partners LP	Purchase	760	$14.19	9/19/2007
Steady Gain Partners LP	Purchase	680	$14.19	9/19/2007
Full Value Partners LP	Purchase	3,600	$14.19	9/19/2007
Full Value Offshore Partners LP	Purchase	2,100	$14.16	9/20/2007
Full Value Offshore Partners LP	Purchase	1,400	$14.20	9/24/2007
Opportunity Partners LP	Purchase	1,500	$14.18	9/25/2007
Calapasas Investment Partners LP	Purchase	450	$14.18	9/25/2007
Mercury Partners LP	Purchase	450	$14.18	9/25/2007
Steady Gain Partners LP	Purchase	500	$14.18	9/25/2007
Full Value Partners LP	Purchase	2,100	$14.18	9/25/2007
Opportunity Partners LP	Purchase	2,500	$14.23	9/26/2007
Calapasas Investment Partners LP	Purchase	750	$14.23	9/26/2007
Steady Gain Partners LP	Purchase	650	$14.23	9/26/2007
Full Value Partners LP	Purchase	80,000	$14.29	9/27/2007
Full Value Offshore Partners LP	Purchase	2,702	$14.30	9/27/2007
Full Value Offshore Partners LP	Purchase	3,809	$14.30	9/28/2007
Full Value Offshore Partners LP	Purchase	5,800	$14.35	10/1/2007
Opportunity Partners LP	Purchase	2,400	$14.39	10/2/2007
Opportunity Income Plus Fund LP	Purchase	700	$14.39	10/2/2007
Mercury Partners LP	Purchase	729	$14.39	10/2/2007
Steady Gain Partners LP	Purchase	700	$14.39	10/2/2007
Kimball & Winthrop. Inc.	Purchase	300	$14.31	10/3/2007
Opportunity Income Plus Fund LP	Purchase	3,100	$14.45	10/5/2007
Full Value Offshore Partners LP	Purchase	3,000	$14.45	10/5/2007
Opportunity Partners LP	Purchase	2,500	$14.47	10/9/2007
Calapasas Investment Partners LP	Purchase	800	$14.47	10/9/2007
Opportunity Income Plus Fund LP	Purchase	600	$14.47	10/9/2007
Mercury Partners LP	Purchase	700	$14.47	10/9/2007
Steady Gain Partners LP	Purchase	700	$14.47	10/9/2007
Full Value Partners LP	Purchase	3,600	$14.47	10/9/2007
Full Value Offshore Partners LP	Purchase	3,000	$14.48	10/10/2007
Opportunity Partners LP	Purchase	30,000	$14.49	10/10/2007
Calapasas Investment Partners LP	Purchase	8,800	$14.49	10/10/2007
Opportunity Income Plus Fund LP	Purchase	8,600	$14.49	10/10/2007
Full Value Offshore Partners LP	Purchase	2,700	$14.49	10/10/2007
Mercury Partners LP	Purchase	8,800	$14.49	10/10/2007
Steady Gain Partners LP	Purchase	7,600	$14.49	10/10/2007
Full Value Partners LP	Purchase	41,000	$14.49	10/10/2007
Opportunity Partners LP	Purchase	4,700	$14.30	10/12/2007
Calapasas Investment Partners LP	Purchase	1,450	$14.30	10/12/2007
Opportunity Income Plus Fund LP	Purchase	900	$14.30	10/12/2007
Mercury Partners LP	Purchase	1,450	$14.30	10/12/2007
Steady Gain Partners LP	Purchase	1,356	$14.30	10/12/2007
Full Value Partners LP	Purchase	6,900	$14.30	10/12/2007
Steady Gain Partners LP	Purchase	1,165	$14.32	10/16/2007
Full Value Special Situations Fund LP	Purchase	12,000	$14.38	10/16/2007
Full Value Offshore Partners LP	Purchase	7,000	$14.38	10/16/2007
BIGP	Purchase	281,000	$14.38	10/16/2007
BIGP	Purchase	18,800	$14.29	10/22/2007
Kimball & Winthrop, Inc.	Purchase	1,000	$14.27	10/22/2007
Kimball & Winthrop, Inc.	Purchase	2,000	$14.27	10/22/2007
BIGP	Purchase	24,700	$14.30	10/23/2007
BIGP	Purchase	52,200	$14.24	10/25/2007
BIGP	Purchase	33,100	$14.35	10/26/2007

    Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted.  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of PBF or his broker, dealer, commercial bank, trust company or other nominee to BIGP at its address set forth below:

The Purchaser for the Offer is:

BULLDOG INVESTORS GENERAL PARTNERSHIP

By Mail, Overnight Courier or Hand:

Bulldog Investors General Partnership
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663

By Facsimile Transmission:
(For Eligible Institutions Only)

(201) 556-0097

Confirm Facsimile By Telephone:

(201) 556-0092

Any questions or requests for assistance may be directed to BIGP at the mailing address and telephone number listed above or at BIGP’s Email address, which is:

info@bulldoginvestors.com

Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from a website maintained by BIGP at www.bulldoginvestorstenderoffer.com or from BIGP and will be furnished promptly at BIGP’s expense.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.